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                               [REGIS LETTERHEAD]




November 30, 2000

                                                                     EXHIBIT 5.1
The Securities and Exchange Commission
Judiciary Plaza
450 - 5th Street N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Re:      Regis Corporation

This opinion is furnished in connection with the Registration Statement on Form S-3, (the "Registration Statement") filed with the Securities and Exchange Commission by Regis Corporation (the "Company"), covering up to 355,532 shares of the Company's common stock, par value $.05, (the "Common Stock").

I am the General Counsel of the Company and, as such, have examined the Company's Articles of Incorporation, Bylaws and such other corporate records and documents as I have considered relevant and necessary for the purposes of this opinion. I have participated in the preparation and filing of the Registration Statement. I am familiar with the proceedings taken by the Company with respect to the authorization and issuance of shares of Common Stock as described in the Registration Statement.

Based on the foregoing, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2. The Company has corporate authority to issue the shares of Common Stock covered by the Registration Statement.

3. The shares of Common Stock proposed to be issued in the public offering as described in the Registration Statement will, when sold and paid for, be duly and validly issued, fully paid and non-assessable.



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Letter to Securities & Exchange Commission
Page 2
November 30, 2000


I hereby consent to the reference of me as general counsel in the section captioned "Legal Opinions" in the Registration Statement.

Sincerely,

REGIS CORPORATION


By: s/Bert M. Gross
    Bert M. Gross
    General Counsel

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